As filed with the Securities and Exchange Commission on December 30, 2010
Registration No. 333-161394

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

OLD NATIONAL BANCORP
(Exact name of registrant as specified in its charter)

INDIANA (State or other jurisdiction of incorporation or organization)	35-1539838 (I.R.S. Employer Identification No.)
1 Main Street
Evansville, Indiana 47708
(812) 464-1291
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey L. Knight, Esq.	With copies to:
Executive Vice President, Corporate Secretary and Chief Legal Counsel Old National Bancorp P.O. Box 718 Evansville, IN 47705 (812) 464-1294 (Name, address, including zip code, of agent for service)	Timothy M. Harden, Esq. Michael J. Messaglia, Esq. Krieg DeVault LLP One Indiana Square, Suite 2800 Indianapolis, Indiana 46204-2079 (317) 636-4341
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum		Amount of
Title of securities	Amount to be	offering price per	Proposed maximum	registration fee
to be registered	Registered (1)	share (2)	aggregate offering price	(3)(4)(5)
Common Stock, no par value	3,349,397.052 shares	$11.44	$38,317,102.27	$2,135.10

(1)	The amount of Common Stock registered hereby shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend, or other change in the capitalization of the Registrant.

(2)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933 based on the average high and low prices reported on the New York Stock Exchange on August 14, 2009.

(3)	Pursuant to Rule 457(p) under the Securities Act of 1933, the filing fee of $9,734.36 previously paid with respect to unsold securities registered pursuant to Registration Statements on Form S-3 (Nos. 333-120545 and 333-20083) filed by Old National Bancorp on November 16, 2004 and January 20, 1997, respectively, is being carried forward for application in connection with offerings under this Registration Statement. No additional fee has been paid with respect to this Registration Statement.

(4)	The number of shares Common Stock previously issued under prior registration statements is 150,602.948; however, for purposes of calculating the registration fee the Registrant has rounded the number of shares to the nearest higher whole share.

(5)	Previously paid.
Pursuant to the provisions of Rule 429 under the Securities Act of 1933, the prospectus contained herein constitutes a combined prospectus relating also to 3,000,000 shares of unsold common stock registered pursuant to the registration statement on Form S-3 (registration no. 333-120545) filed with the Securities and Exchange Commission (the “Commission”) on November 16, 2004 and 349,397.052 shares of unsold common stock registered pursuant to the registration statement on Form S-3 (registration no. 333-20083) filed with the Commission on January 20, 1997. In the event that any of such previously registered securities are offered prior to the effective date of this registration statement, the amount of such securities will not be included in any prospectus hereunder. The amount of securities being registered hereunder, together with the remaining securities previously registered under registration statement nos. 333-120545 and 333-20083, represents the maximum amount of the registrants’ securities which are expected to be offered for sale. This registration statement also constitutes post-effective amendment no. 2 to registration no. 333-120545 and post-effective amendment no. 4 to registration statement no. 333-20083, and such post-effective amendments shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933. This registration statement and the registration statements amended hereby are collectively referred to herein as the “registration statement.”

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 17, 2009)
OLD NATIONAL BANCORP
AMENDMENT NO. 1
TO THE
AMENDED AND RESTATED
STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN
     This prospectus supplement contains amendments to our Amended and Restated Stock Purchase and Dividend Reinvestment Plan. These amendments will result in all cash dividends on shares of common stock that are subject to the Plan being fully reinvested in shares of our common stock.
     This prospectus supplement replaces and supersedes certain information contained in the Prospectus. This prospectus supplement should be read together with the prospectus containing the Amended and Restated Stock Reinvestment Plan.
     You should read this prospectus supplement and the prospectus carefully before you invest and you should retain this prospectus supplement for future reference. You should also carefully read and consider the risk factors set forth on Page 2 of the prospectus and those in our periodic reports and other information that we file with the Securities and Exchange Commission.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     These securities are not deposits or savings accounts. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.
The date of this prospectus supplement is December 30, 2010.

KEY FEATURES OF THE PLAN
     The following supersedes and replaces the Automatic Dividend Reinvestment section contained in the prospectus:
Automatic Dividend Reinvestment
     All cash dividends on shares of common stock that are subject to the Plan will be fully reinvested in shares of our common stock at the prevailing market price. Please see Question 4 for more detailed information.
     The following supersedes and replaces the Share Safekeeping section contained in the prospectus:
Share Safekeeping
     You can deposit your common stock certificates for those shares which are subject to the Plan with the Plan Administrator for safekeeping at no cost to you. The Plan Administrator will credit the shares of common stock represented by the certificates to your account in “book-entry” form and will combine the shares with any whole and fractional shares then held in your Plan account. You may not request that the Plan Administrator safekeep your shares without participating in the Plan. However, the Company permits shareholders to hold their shares in electronic form via the Direct Registration System (“DRS”) outside of the Plan. Please see Questions 17, 18 and 19 for more detailed information.
TERMS AND CONDITIONS OF THE PLAN
     The following supersedes and replaces Questions 4, 5, 18, 19 and 26 of the Amended and Restated Stock Purchase and Dividend Reinvestment Plan contained in the prospectus:
4. How do I reinvest dividends?
     If you are a stockholder of record and you choose to participate in the Plan, you may designate all or any portion of your shares as being subject to the Plan. With respect to those shares which are subject to the Plan, all of the cash dividends received will be fully reinvested in additional shares of our common stock. Plan participants will receive a quarterly account statement and transaction notices and will have electronic access to their account. Any shares of stock held in an account under the Plan as of December 31, 2010, that are not subject to full reinvestment of the cash dividends on such shares will be removed from the Plan and be registered in your name under the DRS.
5. When are dividends reinvested?
     The cash dividends on all shares of our common stock subject to the Plan will be invested by the Plan Administrator in additional shares of common stock purchased on the open market or directly from us or a combination thereof, as promptly as practicable, on or after the dividend payment date, but normally within one week of the dividend payment date. Additional shares purchased with dividends will be purchased at a price determined in accordance with Question 7. Notwithstanding the foregoing or any previous determination to purchase shares of our common stock in the open market, the Plan Administrator reserves the right to purchase shares of our common stock directly from us in lieu of open market purchases. No interest will be paid on funds held by the Plan Administrator pending investment.
18. May I deposit stock certificates I currently hold into my Plan account?
     If you own common stock in certificated form which you have designated as subject to the Plan, you may deposit your certificates for those shares in your Plan account, free of charge. The Plan Administrator will credit the shares of common stock represented by the certificates to your account under the Plan in “book-entry” form and will combine the shares with any whole and fractional shares then held in your Plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service also is convenient if and when you sell shares of common stock through the Plan. See Question 22 to learn how to sell your shares of common stock under the Plan.

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Shares held in certificated form which are not subject to the Plan cannot be held in safekeeping by the Plan. However, the Company does permit shareholders to register their shares in electronic form via DRS for safekeeping outside of the Plan.
19. Can I get certificates if I want them?
     Yes, if you should ever want a stock certificate for all or any portion of the whole shares of common stock in your Plan account, the Plan Administrator will issue and deliver one to you, upon your request, promptly upon receipt of your instructions. The Plan Administrator will not issue certificates for fractional shares of common stock but will issue a check representing the value of any fractional shares based on the then current market price.
26. What are some of the federal income tax consequences of my participation in the Plan?
     The following is a summary of material federal income tax consequences of participation in the Plan. This summary is for general information only and does not constitute tax advice. This summary does not reflect every possible tax outcome or consequence that could result from participation in the Plan. Also, this summary does not discuss your tax consequences if you are not a United States citizen or a resident alien. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your participation in the Plan and your subsequent sale of shares acquired pursuant to the Plan. Any state tax consequences will vary from state to state, and any tax consequences to you if you reside outside the United States will vary from jurisdiction to jurisdiction.
     In general, dividends paid on common stock, whether the shares are held in certificated form by you or held by us in book-entry form through the Plan, are considered taxable income, whether paid in cash or reinvested through the Plan. By reinvesting dividends you will be liable for the payment of income tax on the dividends despite not receiving immediate cash dividends to satisfy the tax liability.
     Upon the sale of either all or a portion of your shares from the Plan, you will generally recognize a capital gain or loss based on the difference between the sale proceeds and the tax basis in the shares sold, including any fractional shares, provided your shares are held as a capital asset at the time of sale. The capital gain or loss will be long-term if the shares were held more than one year. You should retain your account statements in order to determine the tax basis for shares or any fraction of a share credited to your account.
     For participants subject to U.S. withholding tax, backup withholding or foreign taxes, we will withhold the required taxes from the gross dividends or proceeds from the sale of shares. The dividends or proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes.
     The information return sent to you and the IRS at year-end will provide the information with respect to the Plan required to complete your income tax returns.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.

SEC Registration Fee	$2,138.10	(1)
Printing and Engraving Fees	3,500.00
Legal Fees and Expenses	30,000.00
Accounting Fees and Expenses	2,500.00
Miscellaneous Expenses	5,000.00

Total (2)	$43,138.10

(1)	Pursuant to Rule 457(p) under the Securities Act of 1933, the registration fee of $9,734.36 previously paid with respect to unsold securities registered pursuant to Registration Statements on Form S-3 (Nos. 333-120545 and 333-20083) filed by Old National Bancorp on November 16, 2004 and January 20, 1997, respectively, is being carried forward for application in connection with offerings under this Registration Statement. No additional registration fee has been paid with respect to this Registration Statement.

(2)	All expenses are estimated, other than the SEC registration fee, and include expenses previously paid in connection with the initial Registration Statement filed on Form S-3 on August 17, 2009.
Item 15. Indemnification of Directors and Officers.
     Chapter 23-1-37 of the Indiana Business Corporation Law (the “IBCL”) gives corporations the power to indemnify officers and directors under certain circumstances.
     The Registrant’s Amended and Restated Articles of Incorporation provide that the Registrant will indemnify, under certain circumstances, any person which is or was a director, officer or employee of the Registrant or of any other corporation for which he or she is or was serving in any capacity at the request of the Registrant against all liability and expense that may be incurred by him or her in connection with any claim, action, suit or proceeding against him or her. The Registrant’s By-laws contain indemnification provisions to substantially the same effect as in the Amended and Restated Articles of Incorporation.
     Additionally, under the IBCL, a director of the Registrant will not be liable to stockholders for any action taken as a director, or any failure to take any action, unless (1) the director has breached or failed to perform his or her duties as a director in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation, and (2) such breach or failure to perform constitutes willful misconduct or recklessness.
     The Registrant also has policies insuring its officers and directors against certain liabilities for action taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).
     See “Item 17. Undertakings” for a description of the SEC’s position regarding the indemnification of directors and officers for liabilities arising under the Securities Act.
Item 16. Exhibits.
     The following exhibits are being filed as a part of this registration statement.

Exhibit Number	Description
4.1
Amended and Restated Articles of Incorporation of Old National Bancorp (incorporated by reference to Exhibit 3(i) of Old National Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008)

Exhibit Number	Description
4.2	Amended and Restated By-Laws of Old National Bancorp (incorporated by reference to Exhibit 3.2 of Old National Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009)

5.1	Opinion of Krieg DeVault LLP regarding the legality of the securities*

8.1	Opinion of Krieg DeVault LLP regarding certain tax matters*

23.1	Consent of Crowe Horwath LLP

23.2	Consent of Krieg DeVault LLP (included in Exhibit 5.1)*

23.3	Consent of Krieg DeVault LLP (included in Exhibit 8.1)*

24.1	Power of Attorney of Directors of Old National Bancorp

99.1	Letter to Shareholders of Old National Bancorp*

99.2	Letter to Participants of the Stock Purchase and Dividend Reinvestment Plan

*	Previously filed.
Item 17. Undertakings.
a.	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
d.	The undersigned registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.
(3)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on December 30, 2010.

OLD NATIONAL BANCORP (Registrant)
By:	/s/ Robert G. Jones
Robert G. Jones
President, Chief Executive Officer, and a Director (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Christopher A. Wolking	Date: December 30, 2010
Christopher A. Wolking
Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Joan M. Kissel	Date: December 30, 2010
Joan M. Kissel
Senior Vice President and Corporate Controller (Principal Accounting Officer)

Directors:	Joseph D. Barnette, Jr., Alan W. Braun, Larry E. Dunigan, Niel C. Ellerbrook, Andrew E. Goebel, Phelps L. Lambert, Arthur H. McElwee, Jr., Marjorie Z. Soyugenc, Kelly N. Stanley, Linda E. White, James T. Morris

By:	/s/ Jeffrey L. Knight	Date: December 30, 2010
Jeffrey L. Knight
As Attorney-in-Fact*

*	Pursuant to authority granted by a power of attorney, a copy of which is filed herewith as Exhibit 24.1.

EXHIBIT INDEX

Number	Description
4.1
Amended and Restated Articles of Incorporation of Old National Bancorp (incorporated by reference to Exhibit 3(i) of Old National Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008)

4.2	Amended and Restated By-Laws of Old National Bancorp (incorporated by reference to Exhibit 3.2 of Old National Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009)

5.1	Opinion of Krieg DeVault LLP regarding the legality of the securities*

8.1	Opinion of Krieg DeVault LLP regarding certain tax matters*

23.1	Consent of Crowe Horwath LLP

23.2	Consent of Krieg DeVault LLP (included in Exhibit 5.1)*

23.3	Consent of Krieg DeVault LLP (included in Exhibit 8.1)*

24.1	Power of Attorney of Directors of Old National Bancorp

99.1	Letter to Shareholders of Old National Bancorp*

99.2	Letter to Participants of the Stock Purchase and Dividend Reinvestment Plan

*	Previously filed.